Exhibit 19.1

POLICIES AND PROCEDURES MANUAL

Instruction Number: PP#100.00.03	Date Issued: 11/9/18
Subject: Insider Trading and Information Policy
Effective Date: 4/26/10 Last Revised: 11/2/23	Number of pages: 9

1.0     PURPOSE AND SCOPE:

1.1AMETEK, Inc. (the “Company”) prohibits the disclosure or misuse of confidential information obtained by employees in connection with their employment. In addition, the law requires that trades in Company securities by members of its Board of Directors (which, for purposes of this policy, includes Directors Emeritus), officers and employees who possess material non-public information be prohibited until the information has been publicly disclosed and adequately disseminated. To help its directors, officers and employees comply with insider trading laws and to prevent even the appearance of improper trading, the Company has adopted this Insider Trading and Information Policy. It is important that you review this policy carefully.

1.2This policy applies to all transactions in Company securities, including transactions in common stock, options, preferred stock, restricted stock, restricted stock units, and any other type of securities that Company may issue. This policy applies to such securities regardless of the type of account they are held in (i.e., a brokerage, 401(k) account or other retirement account).

1.3This policy applies to the following individuals (collectively, “Covered Persons”):

-all directors (including directors emeritus),
-all officers and employees of Company, and
-a spouse, partner and minor children, no matter where they live, of a person listed above and anyone else living in a household of a person listed above.

This policy also applies to any entity over which a Covered Person has significant influence as it relates to security trading decisions of that entity, such as a corporation, partnership, trust and estate.

Sections 5 – 7 of this policy shall apply only to directors (including directors emeritus), officers and employees of the Company.

2.0    POLICY:

Specific Guidance

2.1    Insider Trading: You may not buy, sell or otherwise trade in securities of the Company while you possess material, non-public information about the Company. You must maintain the confidentiality of information belonging to or relating to the Company and learned through your employment with the Company.

2.2    Tipping: Providing material nonpublic information to another person who may trade or advise others to trade on the basis of that information is known as “tipping” and is illegal. Therefore, no officer, director or employee may “tip” or provide material nonpublic information concerning the Company to any person who is not a director, officer or employee of the Company, unless required as part of that person’s duties for the Company and authorized by the Chief Financial Officer and General Counsel.

2.3    Trading in Securities of Other Companies: No officer, director or employee may, while in possession of material, non-public information about any other public company gained in the course of employment with the Company: (a) trade in the securities of the other public company, (b) “tip” or disclosure such material non-public information concerning that company to anyone, or (c) give trading advice of any kind to anyone concerning the other public company.

Specific Definitions

2.4    What is Material Information?

    In general, information about Company should be considered “Material Information” if:

•a reasonable investor would consider the information significant when making the decision to invest or to sell, or
•the information would be significant as part of the total mix of information available to an investor, for purposes of making a decision.

In simple terms, if it is likely to affect the price of the Company’s stock, it should be considered material. There is no bright line test for determining materiality. It is very important to remember that whether information is material will be viewed by enforcement authorities with the benefit of hindsight, including a change in stock price.

The following illustrates examples of information that ordinarily should be considered material:

2.4.1    Financial results, especially earnings, earnings estimates or operating results;

2.4.2    Internal financial projections that vary from publicly stated financial projections;

2.4.3    Gain or loss of major contract, order, customer, supplier, or finance source;

2.4.4    An important new product or service;

2.4.5    Significant operating or financial changes, such as cash-flow reductions, major write-offs or the shutdown or curtailment of any important facility of a company;

2.4.6    Mergers and acquisitions (“M&A”) activity, including joint ventures or other investments, or the termination thereof;

2.4.7    The initiation or resolution of significant litigation or a significant litigation development;

2.4.8    Significant changes in the Company’s management;

2.4.9    A change in the Company’s independent registered public accounting firm;

2.4.10    A change or proposed change in the Company’s dividend amount or policy;

2.4.11    A significant government investigation;

2.4.12    Significant raw material shortages;

2.4.13    A significant cybersecurity incident or investigation;

2.4.14    The possibility of a public or private offering of debt or securities, a stock split, or a repurchase of securities by the Company; or

2.4.15    Any other event that would be expected to affect the value in the market of Company securities.

2.5    When is Information Considered Public?

    If you are aware of material, non-public information, you may trade only when you are certain that official announcements of the material information have been sufficiently publicized so that the public has had the opportunity to evaluate the information. As a normal rule, information is considered non-public until at least one full business day after the information is released by the Company to investors through a widely circulated news wire service (such as Dow Jones, Bloomberg, PR Newswire, etc.). For example, if an announcement is made on Monday afternoon during the trading day, trading should not occur until Wednesday morning. If you have questions concerning the nature of any information you possess, please contact the Corporate Secretary for guidance before trading in any Company securities.

3.0    SPECIAL RESTRICTIONS FOR SECTION 16 INSIDERS

3.1    General: Section 16 Insiders are subject to additional restrictions on their purchases and sales of Company securities. “Section 16 Insider” means:

- each member of the Board of Directors of the Company, any Directors Emeritus if designated by the Board as a Section 16 Insiders; and
- Company officers designed by the Board as “Section 16 officers” of the Company.

The additional restrictions, which include the blackout periods and pre-clearance of securities transactions, also apply to:
- a spouse, partner and minor children, no matter where they live, of a Section 16 Insider and anyone else living in a Section 16 Insider’s household; and
- any entity over which a Section 16 Insider has significant influence as it relates to security trading decisions of that entity, such as a corporation, partnership, trust and estate.
3.2    Blackout Periods: All transactions in Company securities by Section 16 Insiders are prohibited during a quarterly or other Blackout Period, as described below. Prohibited transactions include open market purchases or sales of Company securities, the “cashless” exercise of securities options and any changes to investments in Company securities held under the Company’s 401(k) Plan or other Company retirement plan that has any Company securities as an investment option.

Exceptions to trading prohibition during Blackout Periods:

•The exercise and holding of Company securities under a stock option grant or similar award where the underlying shares are to be held following the exercise. The disposition of any Company securities after they are acquired by such exercise is subject to the prohibition on trading during Blackout Periods.

•The surrender to the Company of shares to pay the option exercise price, tax withholding obligations, or other associated costs, in connection with vesting of restricted stock, exercise of stock options or similar equity awards.

Quarterly Blackout Periods:

The Company’s announcement of its quarterly financial results almost always has the potential to have a material effect on the market for Company securities. Therefore, to avoid even the appearance that a Section 16 Insider is trading while in possession of material, non-public information, Blackout Periods will be in effect commencing at the close of business on the last business day of a fiscal quarter and ending after the first full trading day following the issuance of the earnings press release. For example, if an earnings press release is issued before the opening of trading on a Wednesday, the Blackout Period will be in effect until the opening of trading on the Thursday that is one full business day later. If the earnings press release is issued during the trading day or following the trading day on a Thursday, the Blackout Period will be in effect until the opening of trading on the Monday that is one full business day later.

Other Blackout Periods:

Other special situation Blackout Periods may be placed into effect as needed (for example, in connection with a material M&A transaction).

Moreover, any person who possesses material, non-public, information concerning the Company must not engage in transactions in Company securities until at least one full trading day has elapsed following public disclosure of the information.

3.3    Preclearance of Transactions in Company Securities: The Company requires Section 16 Insiders to pre-clear proposed trades at least one business day in advance with the Corporate Secretary or his or her designee. The Section 16 Insider is not permitted to seek pre-clearance if he or she is aware of material non-public information about the Company.

3.4    Derivative Transactions: Section 16 Insiders may not engage in derivative transactions in Company securities, such as “put” and “call” options (e.g., to sell or buy securities with a certain time period and at a specified price). In addition, Section 16 Insiders may not engage in short sales of Company securities, defined as sales of securities that are not then owned.

3.5    Prohibition on Hedging: Section 16 Insiders are not permitted to purchase financial instruments (i.e., prepaid variable forward contracts, collars, equity swaps and exchange funds) that are designed to hedge or offset any decrease in the market value of Company securities.

3.6    Prohibition on Pledging Company Securities: Section 16 Insiders may not pledge Company securities. This prohibition relates to any type of pledge arrangement, including margin accounts covering Company securities.

3.7    Recovery of Short-Swing Profits: Any profit realized by a Section 16 Insider on a “short swing” transaction (i.e., purchase and sale, or sale and purchase within a period of less than six months) is recoverable by the Company. This applies to trades involving securities considered by the SEC to be beneficially owned by a Section 16 Insider which include securities held in the name of the Insider, a spouse or minor child, or by a relative living in the same household. Any Section 16 Insider should advise his or her broker of that status prior to initiating any trade.

3.8    Reporting Requirements: Section 16 is enforced through the reporting provisions of Section 16(a), which requires Section 16 Insiders to report their transactions in Company securities to the SEC and stock exchanges. Timely filing of Section 16(a) reports is crucial. The Company must identify in the proxy statement those persons who failed to file reports or who filed delinquent reports in the previous year. Section 16 Insiders may also be subject to substantial monetary penalties for missing Section 16(a) deadlines. Required Section 16(a) reports are:

•Form 3 - Filed within 10 days of the time an individual becomes a Section 16 Insider.

•Form 4 - Filed within 2 business days after the day most transactions are executed, including (a) option grants and exercises; (b) purchases or sales of stock, regardless of whether the transactions occur in the open market, as a result of a fund switch in a Company retirement plan, or between you and the Company; (c) surrender of shares to pay tax liability or the exercise price of an option or (d) gifts of securities (which may include certain transfers without consideration in connection with formation of trust and estate planning matters).

•Form 5 - Filed within 45 days of the fiscal year end for certain transactions exempt from Section 16(b) liability. Forms 5 are mainly used to report small acquisitions from a source other than the Company.

The preparation and filing of Forms 3, 4 and 5 are the sole responsibility of the Section 16 Insider. However, as a practical matter, the Corporate Secretary will assist you by preparing the Forms for your review and signature.

In addition to the obligation for the Section 16 insider to file these reports, the Company is required to make certain quarterly and annual disclosures regarding transactions in Company securities by Section 16 insiders.

Given these disclosure requirements, Section 16 insiders are required to report to the Corporate Secretary of the Company, as promptly as practicable but in any event within 24 hours after it is completed, all transactions in Company securities, as well as the information requested by the Corporate Secretary to facilitate these disclosure requirements.

4.0    POTENTIAL PENALTIES AND DISCIPLINARY ACTION:

4.1    Penalties Applicable to Insider Traders: The government can seek civil penalties against a person who trades while in possession of material, non-public information of up to three times the profit gained or loss avoided. If tipping is involved, both the tippee who traded and the tipper are subject to this penalty. A court may also impose fines of up to $5 million, and prison terms of up to 20 years. In addition, individuals may be prohibited from serving as directors of the Company or any other public company. The law also gives private persons the right to sue people who trade on the basis of material, non-public information.

4.2    Liability of Controlling Persons: The SEC also may impose liability on the Company and any other “controlling person” of an insider trading violator for up to the greater of $1,000,000 or three times the amount of profit gained or loss avoided as a result of the insider trading violation.

4.3    Company Discipline: Violation of this policy or federal or state insider trading or tipping laws may, in the case of a director, subject the director to removal proceedings in accordance with the Company’s Amended and Restated Certificate of Incorporation and, in the case of any officer or employee, subject the officer or employee to disciplinary action by the Company up to and including termination for cause.

5.0    CONFIDENTIALITY: You must maintain the confidentiality of information belonging to or relating to the Company or relating to others and obtained through a relationship with the Company. Adhering to this principle is a condition of continued employment.

    Some practical steps to be taken to preserve confidentiality include:

5.1    Don’t discuss material information in public places where you can be overheard, such as elevators, hallways, restaurants, airplanes or taxicabs.

5.2    Don’t read confidential documents in public places or discard them where they can be retrieved by others. Don’t leave confidential documents in unattended conference rooms. Don’t leave confidential papers lying where visitors can see them.

5.3    Be aware that voices carry and that conversations conducted on speaker telephones in offices and on cell phones may be overheard easily.

5.4    Be aware that conversations about where the Company’s personnel are traveling or the presence of certain visitors in the office may reveal confidential information.

5.5    Under no circumstances are you to provide confidential Company documents or information, including documents relating to customers, competitors or suppliers of the Company to third parties, without the express consent of the Chief Financial Officer or the General Counsel.

6.0    RESPONSIBILITY:

6.1    Company General Managers are responsible for communicating Company policy to all personnel. Exhibit A (attached) should be posted on bulletin boards throughout the Company.

6.2    Company General Managers, Division Controllers, Business Unit Managers and Business Unit Controllers are responsible for conducting a survey of key personnel, at least annually, using the questionnaire issued annually under policy PP #100.20.02, Conflict of Interest and Business Conduct (see Exhibit #1 thereto).

6.3    The Business Unit Controllers are responsible for conducting annual surveys, using the same questionnaire referred to in paragraph 6.2, of all other officers and appropriate key personnel.

7.0    RESPONDING TO INQUIRIES FROM THE PRESS AND OTHERS: If someone outside the Company, such as the news media or a securities analyst or investor, asks you questions, either directly or through another person, do not attempt to answer them. You should obtain the name of the person making the inquiry and immediately notify the Vice President of Investor Relations at the Corporate Office, who will handle the matter.

PP #100.00.03 Exhibit A

NOTICE TO ALL AMETEK EMPLOYEES

TRADING SECURITIES USING NON-PUBLIC
INFORMATION IS ILLEGAL

Federal and state securities laws, as well as AMETEK policy, prohibit AMETEK personnel from buying, selling and otherwise trading a company’s securities based on non-public information which is obtained through special knowledge of such company’s affairs. This is known as “insider trading.” A conviction of “insider trading” carries serious civil and criminal penalties, including:

•Up to a $5 million fine per violation (no matter how small the profit)
•Jail sentences for up to 20 years
•Fines up to three times the profit made or loss avoided by the violator
•Liable for up to three times the profit made or loss avoided by those to whom you give information

If you are aware of material information relating to AMETEK, its suppliers or its customers, or information relating to companies with which AMETEK is negotiating or competing, you may not buy, sell or otherwise trade securities of AMETEK or these companies or disclose this information to or “tip” any other person outside AMETEK until the information has been disclosed and absorbed by the public. These restrictions also apply to your family members and others in your household.

You should consider material information to be any information that is likely to affect the price of AMETEK’s stock. You could be aware of material information if, for example, you learn of recent AMETEK financial results or financial projections, or those of a major customer, especially earnings information, or you learn of possible significant acquisitions or joint ventures, other purchases and sales of or investments in other companies. The same is true if you know that AMETEK or one of its customers has just obtained or lost a major contract or account, or has made a significant product development.

Information is non-public, unless it has been adequately disclosed to investors through a widely circulated news wire service, such as Dow Jones, Bloomberg, PR Newswire, etc. The fact that many co-workers and others know the same material information does not mean the information is public. As a normal rule, any person who possesses material, non-public information must not engage in transactions in AMETEK securities until at least one full trading day has elapsed following public disclosure of the information.

If you have a question as to whether certain information is material or if it has been adequately disclosed to the public, you should contact your General Manager or the Corporate Secretary. In the meantime, you may not trade in the relevant securities or disclose the information to people outside AMETEK until you have received a response that you are permitted to do so.

A more complete statement of AMETEK’s policy on these matters can be obtained from SharePoint, or you may ask your General Manager or the Corporate Secretary for a complete statement.